Offer To Purchase
and Consent Solicitation Statement

                              POLYMER GROUP, INC.

                          OFFER TO PURCHASE FOR CASH
                            ANY AND ALL OUTSTANDING
                         12 1/4% SENIOR NOTES DUE 2002
                       AND SOLICITATION OF CONSENTS FOR
                      AMENDMENT OF THE RELATED INDENTURE

                               ----------------

  Polymer Group, Inc., a Delaware corporation (the "Company"), hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (as it may be amended or supplemented from time to time, the "Statement") and in the accompanying Consent and Letter of Transmittal (the "Consent and Letter of Transmittal" and, together with this Statement, the "Offer"), any and all of its outstanding 12 1/4% Senior Notes due 2002 (the "Notes") from each registered holder thereof (each a "Holder" and, collectively, the "Holders").

  The consideration for Notes tendered pursuant to the Offer shall be the price (calculated as described in Schedule I to this Statement) equal to (i) the present value on the Payment Date (as defined herein) of $1,061.25 per $1,000 principal amount of Notes (the amount payable on July 15, 1998, which is the first date on which the Notes are redeemable (the "Earliest Redemption Date")), determined on the basis of a yield (the "Tender Offer Yield") to the Earliest Redemption Date equal to the sum of (x) the yield on the 8 1/4% U.S. Treasury Note due July 15, 1998 (the "Reference Security"), as calculated by the Dealer Manager in accordance with standard market practice, based on the bid price for such Reference Security as of 2:00 p.m., New York City Time, on June 18, 1997, the tenth business day immediately preceding the scheduled Tender Offer Expiration Date (the "Price Determination Date"), as displayed on the Bloomberg Government Pricing Monitor on "Page PX4" (the "Bloomberg Page") (or, if any relevant price is not available on a timely basis on the Bloomberg Page or is manifestly erroneous, such other recognized quotation source as the Dealer Manager shall select in its sole discretion) plus (y) 75 basis points, the fixed spread (the "Fixed Spread") (such price being rounded to the nearest cent per $1,000 principal amount of Notes), minus (ii) $10.00 per $1,000 principal amount of Notes, which is equal to the Consent Payment referred to below (such amount, the "Tender Offer Consideration"), plus accrued and unpaid interest to, but not including, the Payment Date (as defined herein). In the event the Offer is extended for any period of time longer than ten (10) business days from the previously scheduled Tender Offer Expiration Date, a new Price Determination Date will be established. The Tender Offer Consideration plus the Consent Payment (as defined below) is referred to herein as the "Total Consideration."

                                                  (Continued on following page)


   THE SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY JUNE 18, 1997 IF ON SUCH DATE THE COMPANY HAS RECEIVED THE REQUISITE CONSENTS (AS DEFINED HEREIN) OR THE FIRST DATE THEREAFTER THAT THE COMPANY RECEIVES THE REQUISITE CONSENTS FROM HOLDERS OF THE NOTES (THE "CONSENT EXPIRATION DATE"). THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JULY 2, 1997 UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "TENDER OFFER EXPIRATION DATE"). HOLDERS WHO DESIRE TO RECEIVE THE CONSENT PAYMENT AND THE TENDER OFFER CONSIDERATION MUST VALIDLY CONSENT TO THE PROPOSED AMENDMENTS ON OR PRIOR TO THE CONSENT EXPIRATION DATE. HOLDERS WHO TENDER AFTER THE CONSENT EXPIRATION DATE WILL RECEIVE ONLY THE TENDER OFFER CONSIDERATION. CONSENTS MAY ONLY BE REVOKED ON OR PRIOR TO THE CONSENT EXPIRATION DATE. TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE TENDER OFFER EXPIRATION DATE.


                               ----------------

      The Dealer Manager for the Offer and the Solicitation Agent for the
                               Solicitation is:

                             CHASE SECURITIES INC.

June 5, 1997

(Cover page continued)

  In conjunction with the Offer, the Company hereby solicits (the "Solicitation") consents (the "Consents") of registered Holders of the Notes to certain proposed amendments (the "Proposed Amendments") to the Indenture dated as of June 24, 1994, between the Company and First Union National Bank of South Carolina ("First Union"), as amended by the First Supplemental Indenture dated as of March 15, 1995 between the Company and First Union, the Second Supplemental Indenture dated as of September 14, 1995 among the Company, First Union and Harris Trust and Savings Bank, as trustee (the "Trustee"), the Third Supplemental Indenture dated as of April 9, 1996 between the Company and the Trustee, and the Fourth Supplemental Indenture dated as of August 14, 1996 between the Company and the Trustee (as so amended, the "Indenture"), pursuant to which the Notes were issued, which amendments would, among other things, eliminate substantially all of the covenants contained in the Indenture. Subject to the terms and conditions set forth in this Statement and the Consent and Letter of Transmittal, the Company hereby offers to pay to each registered Holder who validly consents to the Proposed Amendments on or prior to the Consent Expiration Date (as defined herein) an amount in cash (the "Consent Payment") equal to 1% of the principal amount ($10.00 for each $1,000 principal amount) of Notes for which Consents have been validly delivered and not validly revoked as of the Consent Expiration Date, with such payment to be made on the Payment Date if, but only if, such Holder's Notes are accepted for payment pursuant to the terms of the Offer.

  If the Proposed Amendments are adopted and the Offer is consummated, Notes that are not tendered, or that are not accepted for purchase pursuant to the Offer, will remain outstanding, but will be subject to the terms of the Indenture as modified by the Supplemental Indenture (as defined herein) described under Item 5, "Proposed Amendments." If a Holder does not properly tender Notes pursuant to the Offer on or prior to the Consent Expiration Date, or Consents either are not properly delivered, or are revoked and not properly redelivered, on or prior to the Consent Expiration Date, such Holder will not receive the Consent Payment, even though the Proposed Amendments will be effective as to all Notes that are not purchased pursuant to the Offer. Adoption of the Proposed Amendments may have adverse consequences for Holders of Notes who do not validly tender Notes pursuant to the Offer. As a result of the adoption of the Proposed Amendments, Holders of such outstanding Notes will not be entitled to the benefit of substantially all of the covenants presently contained in the Indenture. In addition, the trading market for any Notes not properly tendered pursuant to the Offer is likely to be significantly more limited in the future if the Offer is consummated. See Item 5, "Proposed Amendments," and Item 2, "Certain Significant Considerations."

  Holders who tender Notes pursuant to the Offer on or prior to the Consent Expiration Date are obligated to Consent to the Proposed Amendments. The completion, execution and delivery of a Consent and Letter of Transmittal in connection with a tender of Notes pursuant to the Offer on or prior to the Consent Expiration Date will be deemed to constitute the delivery of Consents with respect to the Notes tendered. Holders may not deliver Consents in the Solicitation without tendering their Notes in the Offer.

  The Company and the Trustee intend to execute a supplemental indenture (the "Supplemental Indenture") to the Indenture providing for the Proposed Amendments promptly after the Consent Expiration Date. Although the Supplemental Indenture containing the Proposed Amendments will have been executed by the Company and the Trustee promptly after the Consent Expiration Date, the Proposed Amendments will not become effective unless and until the Notes are accepted for purchase by the Company pursuant to the Offer, which is expected to occur promptly after the Tender Offer Expiration Date.

  If the Notes are accepted for payment pursuant to the Offer, Holders who validly tender Notes pursuant to the Offer on or prior to the Consent Expiration Date and do not withdraw such tender or revoke such Consent on or prior to the Consent Expiration Date will receive the Total Consideration, which is equal to the Tender Offer Consideration plus the Consent Payment. Holders who validly tender Notes and deliver Consents pursuant to the Offer on or prior to the Consent Expiration Date may not thereafter revoke such Consent after the Consent Expiration Date. Holders who validly tender their Notes after the Consent Expiration Date will receive only the Tender Offer Consideration and not the Consent Payment.

(Cover page continued)

  Upon the terms and subject to the conditions of the Offer and the Solicitation (including, if the Offer or Solicitation is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Company will (i) purchase Notes validly tendered on or prior to the Tender Offer Expiration Date (and not withdrawn) pursuant to the Offer, and
(ii) pay for all Consents validly delivered on or prior to the Consent Expiration Date (and not revoked) pursuant to the Solicitation, promptly following the Tender Offer Expiration Date.

  Notwithstanding any other provision of the Offer or the Solicitation, the Company's obligation to accept for purchase, and to pay for, Notes validly tendered pursuant to the Offer and the Company's obligation to make Consent Payments is conditioned upon (a) the Supplemental Indenture Condition (b) the Bank Condition, (c) the Financing Condition and (d) the General Conditions (each as defined herein). See Item 9, "Conditions to the Offer."

  In the event that the Offer and the Solicitation are withdrawn or otherwise not completed, the Tender Offer Consideration and Consent Payment will not be paid or become payable to Holders of Notes who have validly tendered their Notes and delivered Consents in connection with the Offer and the Solicitation. In any such event, the Notes previously tendered pursuant to the Offer will be promptly returned to the tendering Holder and the Supplemental Indenture will not become operative.


   See Item 2, "Certain Significant Considerations," and Item 10, "Certain U.S. Federal Income Tax Considerations," for discussions of certain factors that should be considered in evaluating the Offer and the Solicitation. See
 Item 5, "Proposed Amendments," for a description of the Proposed Amendments.

(Cover page continued)

                                   IMPORTANT

  Any Holder desiring to tender Notes and deliver Consents should either (a) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the Consent and Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions therein, have the signature thereon guaranteed (if required by Instruction 1 of the Consent and Letter of Transmittal) and send or deliver such manually signed Consent and Letter of Transmittal (or a manually signed facsimile thereof), together with certificates evidencing such Notes being tendered and any other required documents to Harris Trust Company of New York, as Depositary (the "Depositary"), at its address set forth on the back cover of this Statement, or (b) in the case of a beneficial owner who holds Notes in book-entry form, request such beneficial owner's broker, dealer, commercial bank, trust company or other nominee to effect the transaction on behalf of such beneficial owner. See Item 7, "Procedures for Tendering Notes and Delivering Consents."

  Any Holder who desires to tender Notes but who cannot comply with the procedures set forth herein for tender on a timely basis or whose certificates for Notes are not immediately available, may nevertheless tender the Notes by following the procedures for guaranteed delivery set forth under Item 7, "Procedures for Tendering Notes and Delivering Consents--Guaranteed Delivery." The procedures for guaranteed delivery of Notes will not operate to effect the timely delivery of the related Consent for purposes of determining eligibility to receive a Consent Payment.

  The Depository Trust Company ("DTC") has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To effect such a tender, DTC participants should transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and follow the procedure for book-entry transfer set forth in Item 7, "Procedures for Tendering Notes and Delivering Consents." NOTWITHSTANDING THE TENDER OF NOTES BY A HOLDER PURSUANT TO ATOP, IN ORDER TO VALIDLY DELIVER A CONSENT WITH RESPECT TO NOTES TRANSFERRED PURSUANT TO ATOP ON OR PRIOR TO THE CONSENT EXPIRATION DATE (AND THEREBY MAKE A VALID TENDER OF SUCH NOTES), DTC PARTICIPANTS USING ATOP MUST ALSO PROPERLY COMPLETE AND EXECUTE THE CONSENT AND LETTER OF TRANSMITTAL AND TIMELY DELIVER IT TO THE DEPOSITARY. A beneficial owner of Notes that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the Notes and deliver the related Consents on the beneficial owner's behalf. See Item 7, "Procedures for Tendering Notes and Delivering Consents."

  Tendering Holders will not be obligated to pay brokerage fees or commissions or the fees and expenses of the Dealer Manager, the Information Agent or the Depositary. See Item 11, "The Dealer Manager, the Information Agent and the Depositary."

  Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent, or Chase Securities Inc., the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of this Statement. Additional copies of this Statement, the Consent and Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Beneficial owners may also contact their brokers, dealers, commercial banks or trust companies through which they hold the Notes with questions and requests for assistance.

  THIS STATEMENT CONSTITUTES NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF CONSENTS IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. THE DELIVERY OF THIS STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN ANY ATTACHMENTS HERETO OR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

  NEITHER THE COMPANY NOR THE DEALER MANAGER MAKE ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER NOTES PURSUANT TO THE OFFER OR PROVIDE CONSENTS TO THE PROPOSED AMENDMENTS.

                             AVAILABLE INFORMATION

  The Company is presently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at regional public reference facilities maintained by the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). Such reports and other information may also be inspected and copied at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission (File No. 1-14330) pursuant to the Exchange Act are incorporated herein by reference and shall be deemed to be a part hereof:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996; and

    (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997.

  All documents and reports filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Statement and on or prior to the earlier of the Payment Date or termination of the Offer and Solicitation shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Statement to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement.

  The Company will provide without charge to each person to whom this Statement is delivered, upon the written request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents which are not specifically incorporated by reference herein. Requests should be directed to the Information Agent or the Dealer Manager at their respective addresses set forth on the back cover page hereof. The information relating to the Company contained in this Statement does not purport to be complete and should be read together with the information contained in the incorporated documents.

  No person has been authorized to give any information or to make any representation not contained in this Statement and, if given or made, such information or representation may not be relied upon as having been authorized by the Company, the Dealer Manager, the Depositary, or the Information Agent. Neither the delivery of this Statement nor any purchase hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof, or that there has been no change in the affairs of the Company as of such date.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 SUMMARY..................................................................   1
  1. Terms of the Offer and the Solicitation.............................    6
  2. Certain Significant Considerations..................................    9
  3. Purpose of the Offer and the Solicitation...........................    9
  4. Certain Information Concerning the Company and the Notes............   10
  5. Proposed Amendments.................................................   10
     Acceptance for Payment and Payment for Notes; Acceptance of
  6. Consents............................................................   12
  7. Procedures for Tendering Notes and Delivering Consents..............   13
  8. Withdrawal of Tenders and Revocation of Consents....................   16
  9. Conditions to the Offer.............................................   17
 10. Certain U.S. Federal Income Tax Consequences........................   19
 11. The Dealer Manager, the Information Agent and the Depositary........   20
 12. Fees and Expenses...................................................   21
 13. Source and Amount of Funds..........................................   21
 14. Miscellaneous.......................................................   21
 Schedule I: Formula for calculation of Tender Offer Consideration and
  Total Consideration.....................................................  23
 Schedule II: Hypothetical illustration of the calculation of Tender Offer
          Consideration and Total Consideration...........................  24

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Statement and the Consent and Letter of Transmittal. Capitalized terms have the meanings assigned to them elsewhere in this Statement.

The Company.....................  Polymer Group, Inc., a Delaware corporation, is a leading worldwide manufacturer of woven and nonwoven polyolefin products, including medical, wiping, hygiene, and industrial and specialty products. See Item 4, "Certain Information Concerning the Company and the Notes."

The Notes.......................  The Offer and the Solicitation are being made with respect to the Company's 12 1/4% Senior
                                  Notes due 2002. See Item 4, "Certain
                                  Information Concerning the Company and the Notes."

The Offer.......................  The Company is offering to purchase for cash from each Holder, upon the terms and subject to the conditions described herein, any and all outstanding Notes. The consideration for Notes tendered pursuant to the Offer shall be equal to (i) the present value on the Payment Date of $1,061.25 per $1,000 principal amount of Notes, determined on the basis of the Tender Offer Yield to the Earliest Redemption Date of July 15, 1998 equal to the sum of (x) the yield on the 8 1/4% U.S. Treasury Note due July 15, 1998 as of 2:00 p.m., New York City Time, on June 18, 1997, the tenth business day immediately preceding the scheduled Tender Offer Expiration Date plus
                                  (y) 75 basis points, minus (ii) $10.00 per $1,000 principal amount of Notes. Each tendering Holder will also receive unpaid interest up to, but not including, the Payment Date. Holders who tender Notes pursuant to the Offer prior to the Consent Expiration Date are obligated to Consent to the Proposed Amendments. The completion, execution and delivery of a Consent and Letter of Transmittal in connection with the tender of Notes pursuant to the Offer on or prior to the Consent Expiration Date is required to effectuate the delivery of Consents with respect to the Notes tendered. Holders may not deliver Consents in the Solicitation without tendering their Notes in the Offer. See Item 1, "Terms of the Offer and the Solicitation."

The Solicitation................  Upon the terms and subject to the conditions described herein, the Company is soliciting the Consents of Holders of Notes to the Proposed Amendments to the Indenture. Each Holder who Consents to the Proposed Amendments prior to the Consent Expiration Date shall be entitled to a Consent Payment in the amount of 1% of the principal amount ($10.00 per $1,000 principal amount) of Notes with respect to which Consents are delivered. Each Holder who tenders Notes pursuant to the Offer on or prior to the Consent Expiration Date is obligated to Consent to the Proposed Amendments, and the completion, execution and delivery of a Consent and Letter of Transmittal in connection with such a Holder's tender of Notes on or prior to the Consent Expiration Date is required to effectuate the delivery of Consents with respect to the Notes tendered. Holders may not deliver Consents in the Solicitation without tendering their Notes in the Offer. The Company intends to effect the Proposed Amendments by executing a Supplemental Indenture immediately following the Consent Expiration Date, assuming that the Requisite Consents have been received. Although the Supplemental Indenture reflecting the Proposed Amendments will become effective upon execution by the Company and the Trustee immediately following the Consent Expiration Date (assuming the Requisite Consents have been received), the Proposed Amendments will not become operative until Notes are accepted for purchase by the Company pursuant to the Offer, and the Consent Payment will not be due and payable to those Holders who deliver Consents prior to the Consent Expiration Date until the Payment Date. See Item 1, "Terms of the Offer and the Solicitation," Item 5, "Proposed Amendments" and Item 6, "Acceptance for Payment and Payment of Notes; Acceptance of Consents."

Expiration......................  The Solicitation will expire at 5:00 p.m.,
                                  New York City time, on Wednesday, June 18,
                                  1997, or on the first date thereafter that the Company receives the Requisite Consents, unless extended. The Offer will expire at 12:00 midnight, New York City time, on Wednesday, July 2, 1997, unless extended. See
                                  Item 1, "Terms of the Offer and the
                                  Solicitation."

Purpose of the Offer and the      The principal purpose of the Offer is to
Solicitation....................  acquire all outstanding Notes and reduce the
                                  Company's aggregate amount of outstanding senior indebtedness. The purpose of the Solicitation is to eliminate all of the restrictive covenants, certain event of default provisions and certain other provisions from the Indenture in order to, together with the Offer, enhance the operating and financial flexibility of the Company. See Item 3, "Purpose of the Offer and the Solicitation."

Conditions to the Offer.........  The Offer is conditioned upon (a) the
                                  Supplemental Indenture Condition, (b) the
                                  Bank Condition, (c) the Financing Condition, and (d) the General Conditions. See Item 9, "Conditions to the Offer."

Requisite Consents..............  The aggregate outstanding principal amounts of the Notes is $100.0 million. The Proposed
                                  Amendments require the Consent of Holders of at least a majority of the aggregate principal amount of Notes outstanding. Accordingly, the Proposed Amendments require the Consent of Holders of Notes in an aggregate principal amount in excess of $50.0 million. See Item 5, "Proposed Amendments."

The Proposed Amendments.........  The covenants in the Indenture set forth under the headings "Limitation on
                                  Indebtedness," "Limitation on Restricted
                                  Payments," "Limitation on Transactions with
                                  Affiliates," "Limitation on Certain
                                  Subordinated Indebtedness," "Limitation on
                                  Liens," "Limitation on Restricted Subsidiary
                                  Capital Stock," and "Limitation on Dividends and other Payment Restrictions Affecting Restricted Subsidiaries" would be eliminated from the Indenture. Such covenants, among other things, generally limit the Company's ability to (i) incur debt, (ii) permit certain subsidiaries of the Company to incur debt or issue preferred stock, (iii) declare or pay certain dividends or make similar distributions, or permit certain subsidiaries of the Company to do the same, (iv) consent to any encumbrance on the ability of certain subsidiaries of the Company to pay dividends or make loans to the Company, (v) incur certain subordinated indebtedness, (vi) enter into transactions with affiliates, or permit certain subsidiaries of the Company to do the same, and (vii) create liens on assets of the Company or permit certain subsidiaries of the Company to do the same. See Item 5, "Proposed Amendments."

Withdrawal Rights...............  Tenders of Notes pursuant to the Offer may be withdrawn at any time prior to the Tender
                                  Offer Expiration Date, upon compliance with the procedures described herein. Tenders of Notes may also be withdrawn if the Offer is terminated without any Notes being purchased thereunder. A withdrawal of tendered Notes prior to the Consent Expiration Date shall be deemed a revocation of the related Consent. Consents may be revoked at any time prior to the Consent Expiration Date, but are thereafter irrevocable. Valid revocation of Consents will render a tender of Notes prior to the Consent Expiration Date defective, and, unless the Company waives such defect (or unless the Notes are withdrawn and re-tendered), the tendering Holder will not be eligible to receive the Tender Offer Consideration with respect to such Notes. See
                                  Item 8, "Withdrawal of Tenders and Revocation of Consents."

Source of Funds.................  Assuming 100% of the outstanding principal amount of Notes is tendered and accepted for payment, approximately $112 million is required to pay the Total Consideration in connection with the Offer and the Solicitation. Such funds will be obtained by the Company from the proceeds of the Private Placement. See Item 13, "Source and Amount of Funds."

Untendered Notes................  Notes not tendered and purchased pursuant to the Offer will remain outstanding. If the Requisite Consents are received and the Proposed Amendments become operative pursuant to the Supplemental Indenture, such Notes will not have the benefits of the restrictive covenants that will be eliminated from the Indenture by the Proposed Amendments. In addition, as a result of the consummation of the Offer, the aggregate principal amount of the Notes that are outstanding will be significantly reduced, which may adversely affect the liquidity and, consequently, the market price for the Notes, if any, that remain outstanding after consummation of the Offer. See Item 2, "Certain Significant Considerations."

                                  Holders who tender only a portion of their Notes pursuant to the Offer will be issued Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

Procedures for Tendering Notes
and Delivering Consents.........
                                  Any Holder desiring to tender Notes pursuant to the Offer and/or deliver Consents pursuant to the Solicitation should either (a) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the enclosed Consent and Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal, and send or deliver such manually signed Consent and Letter of Transmittal (or such manually signed facsimile), together with the certificates evidencing the Notes being tendered and any other required documents to the Depositary, or (b) in the case of Holders who hold Notes in book-entry form, request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Beneficial owners of Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker dealer, commercial bank, trust company or other nominee if they desire to tender their Notes and deliver Consents.

                                  Holders of Notes who are tendering by book-entry transfer to the Depositary's account at DTC can execute the tender through ATOP, for which the transaction will be eligible. DTC participants that are accepting the Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Depositary's account at DTC. DTC will then send an Agent's Message to the Depositary for its acceptance. Delivery of the Agent's Message by DTC will satisfy the terms of the Offer as to the tender of Notes; however, any such Holders tendering on or prior to the Consent Expiration Date must also execute and deliver a Consent and Letter of Transmittal. To receive the Consent Payment, each Holder (including any Holder tendering Notes through ATOP) must deliver or cause to be delivered a completed and properly executed Consent and Letter of Transmittal and any other required documents to the Depositary on or prior to the Consent Expiration Date.

                                  A Holder who desires to tender Notes pursuant to the Offer and who cannot comply with the procedures set forth herein for tender or delivery on a timely basis or whose Notes are not immediately available may tender such Notes pursuant to the procedures for guaranteed delivery set forth herein. See
                                  Item 7, "Procedures for Tendering Notes and
                                  Delivering Consents."

Acceptance of Tendered Notes      Upon the terms of the Offer and the
and Payment.....................  Solicitation and upon satisfaction or waiver of the conditions thereto, the Company will accept for purchase Notes validly tendered
                                  (and not properly withdrawn) on or prior to the Tender Offer Expiration Date. Only
                                  Holders who validly tender Notes (including a properly completed, executed and delivered
                                  Consent) on or prior to the Consent
                                  Expiration Date (and do not withdraw such tender and revoke such Consent) will receive the Total Consideration, which includes the Consent Payment. Payment of the Total
                                  Consideration or the Tender Offer
                                  Consideration, as applicable, for Notes
                                  validly tendered and accepted for payment, will be made by deposit of such amounts, as applicable, with the Depositary who, in each case, will act as agent for the tendering and consenting Holders for the purpose of receiving payments from the Company and transmitting such payments to the tendering and consenting Holders. Such payments are expected to be made on the Payment Date, promptly following the acceptance of the Notes by the Company pursuant to the Offer.
                                  See Item 6, "Acceptance for Payment and
                                  Payment for Notes; Acceptance of Consents."

Certain Tax Considerations......  Holders of Notes should consider certain U.S.
                                  federal income tax consequences of the Offer and the Solicitation. See Item 10, "Certain U.S. Federal Income Tax Consequences."

Certain Significant               Holders of Notes should consider certain
Considerations..................  significant considerations relevant to the
                                  Offer and the Solicitation. See Item 2,
                                  "Certain Significant Considerations."

The Dealer Manager, the
Information Agent and the
Depositary......................
                                  Chase Securities Inc. has been retained as Dealer Manager in connection with the Offer and the Solicitation. In such capacities, the Dealer Manager may contact Holders regarding the Offer and the Solicitation and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Statement and related materials to beneficial owners of Notes. The Depositary is Harris Trust Company of New York. MacKenzie Partners, Inc. has been retained as the Information Agent in connection with the Offer and the Solicitation. The respective addresses and telephone numbers of the Dealer Manager, the Depositary and the Information Agent are set forth on the back cover of this Statement. See Item 11, "The Dealer Manager, the Information Agent and the Depositary."

    TO HOLDERS OF THE 12 1/4% SENIOR NOTES DUE 2002 OF POLYMER GROUP, INC.:

  THIS STATEMENT AND THE RELATED CONSENT AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER AND THE SOLICITATION.

1.TERMS OF THE OFFER AND THE SOLICITATION.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) set forth herein and in the accompanying Consent and Letter of Transmittal, the Company is offering to purchase for cash all of its outstanding Notes at a price equal to (i) the present value on the Payment Date (as defined herein) of $1,061.25 per $1,000 principal amount of Notes (the amount payable on July 15, 1998, which is the first date on which the Notes are redeemable (the "Earliest Redemption Date")), determined on the basis of a yield (the "Tender Offer Yield") to the Earliest Redemption Date equal to the sum of (x) the yield on the 8 1/4% U.S. Treasury Note due July 15, 1998 (the "Reference Security"), as calculated by the Dealer Manager in accordance with standard market practice, based on the bid price for such Reference Security as of 2:00 p.m., New York City Time, on June 18, 1997, the tenth (10th) business day immediately preceding the scheduled Tender Offer Expiration Date (the "Price Determination Date"), as displayed on the Bloomberg Government Pricing Monitor on "Page PX4" (the "Bloomberg Page") (or, if any relevant price is not available on a timely basis on the Bloomberg Page or is manifestly erroneous, such other recognized quotation source as the Dealer Manager shall select in its sole discretion) plus (y) 75 basis points, the fixed spread (the "Fixed Spread") (such price being rounded to the nearest cent per $1,000 principal amount of Notes), minus (ii) $10.00 per $1,000 principal amount of Notes, which is equal to the Consent Payment referred to below (such amount, the "Tender Offer Consideration"), plus accrued and unpaid interest to, but not including, the Payment Date (as defined herein). In the event the Offer is extended for any period of time longer than ten (10) business days from the previously scheduled Tender Offer Expiration Date, a new Price Determination Date will be established. Payment of the Total Consideration (i.e., the Tender Offer Consideration plus the Consent Payment) or the Tender Offer Consideration, as applicable, for Notes validly tendered and accepted for payment shall be made promptly following the Tender Offer Expiration Date (the "Payment Date").

  Although the Tender Offer Yield on the applicable Reference Security on the Price Determination Date will be determined only from the source noted above, information regarding the closing yield for the Reference Security may also be found in The Wall Street Journal. The yield on the Reference Security for the Notes as of 2:00 p.m., New York City time, on June 4, 1997 was 5.88%. Accordingly, if such yield was determined to be the yield on the Reference Security at the Price Determination Date, and July 3, 1997 was the Payment Date for the Notes, the Tender Offer Yield, the Tender Offer Consideration and the Total Consideration per $1,000 principal amount of Notes would be 6.63%, $1,102.44 and $1,112.44, respectively. A hypothetical illustration of the calculation of the Tender Offer Consideration and the Total Consideration for the Notes demonstrating the application of the assumptions and methodologies to be used in pricing the Offer is set forth in Schedule II hereto.

  If at any time following a Price Determination Date, the Company extends the Offer for any period of not more than ten (10) business days, the Total Consideration and the Tender Offer Consideration, as applicable, for each Note tendered pursuant to the Offer on or prior to the Consent Expiration Date or the Tender Offer Expiration Date, as applicable, shall remain the Total Consideration or Tender Offer Consideration, as applicable, as determined on such Price Determination Date. If, however, the Company extends the Offer for any period longer than ten (10) business days from the previously scheduled Tender Offer Expiration Date based upon which such Price Determination Date has been established, a new Price Determination Date shall be established (such new Price Determination Date to be the tenth (10th) business day immediately preceding the Tender Offer Expiration Date as so extended) and the Total Consideration and the Tender Offer Consideration for each Note tendered pursuant to the Offer on or prior to the Consent Expiration Date or the Tender Offer Expiration Date, as applicable, shall be calculated based on the Tender Offer Yield as of such new Price Determination Date. In either case, a Holder who tenders Notes after the Consent Expiration Date will be entitled to receive, if Notes are accepted for payment pursuant to the Offer, only the Tender Offer Consideration for the Notes so tendered.

  Promptly after the Price Determination Date, but in any event before 9:00 a.m., New York City time, on the following business day, the Company will publicly announce the pricing information referred to above by press release to the Dow Jones News Service.

  Prior to 2:00 p.m., New York City time, on the Price Determination Date, holders may obtain hypothetical quotes of the yield on the Reference Security (calculated as of a then recent time) and the resulting hypothetical Tender Offer Consideration and the Total Consideration by contacting the Dealer Manager at its telephone numbers set forth on the back cover of this Statement. After such time on the Price Determination Date, holders may ascertain the actual yield on the Reference Security as of the Price Determination Date and the resulting actual Tender Offer Consideration and Total Consideration by contacting the Dealer Manager at its telephone numbers set forth on the back cover of this Statement.

  Because the Tender Offer Consideration and the Total Consideration prior to the Price Determination Date are based on a fixed spread pricing formula that is linked to the yield on a Reference Security, the actual amount of cash that will be received by a tendering Holder pursuant to the Offer will be affected by changes in such yield during the term of the Offer prior to such Price Determination Date. After the Price Determination Date when the Tender Offer Consideration and the Total Consideration are no longer linked to the Reference Security, the actual amount of cash that will be received by a tendering Holder pursuant to the Offer will be known and holders will be able to ascertain the Tender Offer Consideration and the Total Consideration in the manner described above, unless the Offer is extended for a period longer than ten (10) business days.

  Upon the terms and subject to the conditions of the Solicitation (including, if the Solicitation is extended or amended, the terms and conditions of any such extension or amendment), the Company also is soliciting Consents to the Proposed Amendments to the Indenture from Holders, and is offering to pay to each Holder who consents to the Proposed Amendments on or prior to the Consent Expiration Date, a Consent Payment in cash in respect of Notes for which Consents have been validly delivered and not validly revoked on or prior to the Consent Expiration Date, with such payment to be made promptly following the Tender Offer Expiration Date if, but only if, the Notes are accepted for payment pursuant to the terms of the Offer. Holders who desire to tender their Notes pursuant to the Offer and to receive the Total Consideration are required to validly tender such Notes and consent to the Proposed Amendments on or prior to the Consent Expiration Date. The completion, execution and delivery of the Consent and Letter of Transmittal by a Holder in connection with the tender of Notes will constitute the Consent of the tendering Holder to the Proposed Amendments with respect to such Notes. If a Holder's Notes are not properly tendered pursuant to the Offer on or prior to the Consent Expiration Date, such Holder will not receive the Consent Payment, even though the Proposed Amendments will be effective as to all Notes that are not purchased in the Offer. The Company is not soliciting and will not accept Consents to the Proposed Amendments from Holders who are not also tendering their Notes pursuant to the Offer.

  If the Notes are accepted for payment pursuant to the Offer, Holders who validly tender Notes pursuant to the Offer on or prior to the Consent Expiration Date and do not withdraw such tender or revoke such Consent on or prior to the Consent Expiration Date will receive the Total Consideration, which is equal to the Tender Offer Consideration plus the Consent Payment. Holders who validly tender Notes and deliver Consents pursuant to the Offer on or prior to the Consent Expiration Date may not thereafter revoke such Consent after the Consent Expiration Date. Holders who validly tender their Notes after the Consent Expiration Date will receive only the Tender Offer Consideration and not the Consent Payment.

  Holders may not deliver Consents without tendering their Notes in the Offer, and may not revoke Consents on or prior to the Consent Expiration Date without withdrawing the previously tendered Notes to which such Consent relates. Holders may not withdraw previously tendered Notes on or prior to the Consent Expiration Date without revoking the previously delivered Consents to which such tender relates. Consents may not be revoked after the Consent Expiration Date. Tenders of Notes may be withdrawn at any time prior to the Tender Offer Expiration Date.

  All Notes validly tendered in accordance with the procedures set forth under
Item 7, "Procedures for Tendering Notes and Delivering Consents," and not withdrawn in accordance with the procedures set forth under Item 8, "Withdrawal of Tenders and Revocation of Consents," on or prior to the Tender Offer Expiration Date will, upon the terms and subject to the conditions hereof, including satisfaction of the Supplemental Indenture Condition, the Bank Condition, the Financing Condition and the General Conditions, be accepted for payment by the Company, and payments will be made therefor, promptly after the Tender Offer Expiration Date on the Payment Date.

  The Company and the Trustee intend to execute the Supplemental Indenture promptly after the Consent Expiration Date, but the elimination of the covenants set forth in the Supplemental Indenture will not become operative unless and until the Notes are accepted for purchase by the Company pursuant to the Offer, which is expected to occur promptly after the later of (a) the Tender Offer Expiration Date or (b) subject to Rule 14e-1 under the Exchange Act, as amended (the "Exchange Act"), the satisfaction or waiver of the conditions to the Offer described herein. If the Offer is terminated or withdrawn, or the Notes are not accepted for payment, the Supplemental Indenture will not become operative, and no Tender Offer Consideration, Consent Payment or Total Consideration will be paid or payable. If any tendered Notes are not purchased pursuant to the Offer for any reason, or certificates are submitted evidencing more Notes than are tendered, such Notes not purchased will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered) unless otherwise requested by such Holder under "Special Delivery Instructions" in the Consent and Letter of Transmittal, promptly following the Tender Offer Expiration Date or termination of the Offer.

  IF THE REQUISITE CONSENTS ARE RECEIVED AND THE SUPPLEMENTAL INDENTURE HAS BECOME OPERATIVE, THE PROPOSED AMENDMENTS WILL BE BINDING ON ALL NON-TENDERING HOLDERS OF NOTES. ACCORDINGLY, CONSUMMATION OF THE OFFER AND THE ADOPTION OF THE PROPOSED AMENDMENTS MAY HAVE ADVERSE CONSEQUENCES FOR HOLDERS WHO ELECT NOT TO TENDER IN THE OFFER. SEE ITEM 2, "CERTAIN SIGNIFICANT CONSIDERATIONS."

  The Company's obligation to accept, and pay for, Notes validly tendered pursuant to the Offer is conditioned upon satisfaction of (a) the Supplemental Indenture Condition, (b) the Bank Condition, (c) the Financing Condition and
(d) the General Conditions. Consent Payments to Holders who have validly consented to (and not revoked) the Proposed Amendments on or prior to the Consent Expiration Date are conditioned upon the Company's acceptance of Notes for purchase pursuant to the Offer. Subject to applicable securities laws and the terms and conditions set forth in this Statement, the Company reserves the right, on or prior to the Tender Offer Expiration Date, (i) to waive any and all conditions to the Offer or the Solicitation, (ii) to extend or terminate the Offer or the Solicitation or (iii) to otherwise amend the Offer or the Solicitation in any respect. See Item 9, "Conditions to the Offer." The rights reserved by the Company in this paragraph are in addition to the Company's rights to terminate the Offer described under Item 9, "Conditions to the Offer." Any extension, amendment or termination will be followed promptly by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Tender Offer Expiration Date. Without limiting the manner in which any public announcement may be made, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

  If the Company extends the Offer, or if, for any reason, the acceptance for payment of, or the payment for, Notes is delayed or if the Company is unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to the Company's rights under the Offer, the Depositary may retain tendered Notes on behalf of the Company, and such Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in Item 8, "Withdrawal of Tenders and Revocation of Consents." However, the ability of the Company to delay the payment for Notes which the Company has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

  If the Company makes a material change in the terms of the Offer or the Solicitation or the information concerning the Offer or the Solicitation, the Company will disseminate additional offering materials and extend such Offer or, if applicable, the Solicitation, to the extent required by law. If the Solicitation is amended on or prior to the Consent Expiration Date in a manner determined by the Company to constitute a material adverse change to the Holders of the Notes, the Company promptly will disclose such amendment and, if necessary, extend the Solicitation for a period deemed by the Company to be adequate to permit Holders of the Notes to withdraw their Notes and revoke their Consents. In addition, if the consideration to be paid in the Offer is increased or decreased or the principal amount of Notes subject to the Offer is decreased, the Offer will remain open at least 10 business days from the date the Company first gives notice to Holders, by public announcement or otherwise, of such increase or decrease. See Item 8, "Withdrawal of Tenders and Revocation of Consents."

2.CERTAIN SIGNIFICANT CONSIDERATIONS.

  The following considerations, in addition to the other information described elsewhere in this Statement, should be carefully considered by each Holder before deciding whether to participate in the Offer and the Solicitation.

  Effects of the Proposed Amendments. If the Proposed Amendments become effective, Holders of Notes that are not tendered and purchased pursuant to the Offer will no longer be entitled to the benefits of substantially all of the covenants contained in the Indenture which will be eliminated by the Proposed Amendments. The Indenture, as amended with respect to the Notes, will continue to govern the terms of all Notes that remain outstanding after the consummation of the Offer. The elimination of these covenants and other provisions would permit the Company to take certain actions previously prohibited that could increase the credit risks with respect to the Company, adversely affect the market price and credit rating of the remaining Notes or otherwise be materially adverse to the interests of Holders, which would otherwise not have been permitted pursuant to the Indenture. See Item 5, "Proposed Amendments."

  Limited Trading Market. The Notes were issued in 1994 and are not listed on any national or regional securities exchange. To the Company's knowledge, the Notes are traded infrequently in transactions arranged through brokers. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers with respect to current information regarding the Notes. To the extent that Notes are tendered and accepted in the Offer, any existing trading market for the remaining Notes may become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. The reduced float may also make the trading price of the Notes that are not tendered and accepted for payment more volatile. Consequently, the liquidity, market value and price volatility of Notes which remain outstanding may be adversely affected. Holders of unpurchased Notes may attempt to obtain quotations for the Notes from their brokers; however, there can be no assurance that any trading market will exist for the Notes following consummation of the Offer. The extent of the public market for the Notes following consummation of the Offer will depend upon the number of Holders remaining at such time, the interest in maintaining a market in such Notes on the part of securities firms and other factors.

3.PURPOSE OF THE OFFER AND THE SOLICITATION.

  The purpose of the Offer, which is conditioned upon, among other things, the satisfaction of the Supplemental Indenture Condition, the Bank Condition, the Financing Condition and the General Conditions, is to reduce the Company's aggregate amount of outstanding senior indebtedness. The purpose of the Solicitation and the Proposed Amendments is to eliminate substantially all of the covenants contained in the Indenture, and, together with the Offer, to enhance the operating and financial flexibility of the Company. If the Requisite

Consents are not obtained with respect to the Notes, the covenants currently contained in the Indenture will continue to be in effect.

  The Company expressly reserves the absolute right, in its sole discretion, from time to time to purchase any Notes after the Tender Offer Expiration Date, through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise on terms that may differ materially from the terms of the Offer.

4.CERTAIN INFORMATION CONCERNING THE COMPANY AND THE NOTES.

  The Company. The Company is a leading worldwide manufacturer and marketer of a broad range of nonwoven and woven polyolefin products. The Company's principal lines of business include industrial and specialty products and disposable wiping, medical and hygiene products. The Company believes that it is the fourth largest producer of nonwovens in the world and that it employs the most extensive range of nonwoven technologies of any nonwovens producer. The Company operates thirteen manufacturing facilities located in five countries and is currently the only nonwovens producer that utilizes all of the established nonwoven process technologies. The Company also believes that it is the largest producer of woven polyethylene fabrics in North America.

  The Company supplies nonwovens to a number of the largest consumer products manufacturers in the world and specifically targets market niches with high value-added products for these customers. The Company has a global presence with an established customer base in the three major developed markets of North America, Europe and Japan, as well as developing markets such as Latin America. The Company's products are sold principally to converters that manufacture a wide range of end-use products, such as hospital surgical gowns and drapes, wound care sponges, multi-use wiping cloths and towels, flexible industrial packaging, filtration media, battery separators, diapers, feminine hygiene products and automotive insulation products. The Company supplies nonwovens to customers such as Johnson & Johnson for medical and hygiene products, Procter & Gamble for Pampers(R) and Luvs(R) diapers, Confab for hygiene products, and Paragon Trade Brands for private label diapers.

  Management has built the Company through a series of strategic business acquisitions that have broadened the Company's technology base and increased its product lines. The Company's strategic acquisitions have helped it to establish strong positions in both the nonwoven and woven polyolefin fabric markets. Synergies realized through these acquisitions have enabled the Company to better meet the needs of existing customers, to reach emerging geographic markets and to exploit niche market opportunities through customer-interactive specialty product development. On May 9, 1996, the Company was restructured and recapitalized, and consummated its initial public offering of
11.5 million shares of common stock. The Company's common stock is traded on the New York Stock Exchange, Inc. under the trading symbol "PGH." The Company's corporate headquarters are located at 4838 Jenkins Avenue, North Charleston, South Carolina 29405.

  The Notes. The Notes were issued by the Company in 1994 in the aggregate principal amount of $150,000,000, of which $100,000,000 remain outstanding as of the date of this Offer. The Notes, which are unsecured senior obligations of the Company and mature on July 15, 2002, were issued under the Indenture. Pursuant to the Indenture, the Notes may be redeemed on or after July 15, 1998 at a price equal to 106.125% of the principal amount outstanding, and at lesser prices in each succeeding year from that date. A copy of the Indenture (including the related Supplemental Indentures) was filed as an exhibit to the Company's registration statement on Form S-1 (Reg. No. 333-2424), or incorporated by reference therein from other public filings, as appropriate, and in a Form 8-K filed on August 14, 1996.

5.PROPOSED AMENDMENTS.

  This section sets forth a brief description of the Proposed Amendments to the Indenture for which Consents are being sought pursuant to the Solicitation. The summaries of provisions of the Indenture set forth below are qualified in their entirety by reference to the full and complete terms contained in the Indenture. Capitalized terms appearing below but not defined in this Statement have the meanings assigned to such terms in the Indenture.

  Deletion of Covenants in the Indenture. The Proposed Amendments would delete in their entirety the following covenants and references thereto from the Indenture as well as the events of default related to such covenants:

SECTION 1011 .  Limitation on Indebtedness. This provision currently restricts the ability of the Company and its Restricted Subsidiaries to incur certain Indebtedness.

SECTION 1012 .  Limitation on Restricted Payments. This provision currently restricts the ability of the Company or any Restricted Subsidiary of the Company to make certain Restricted Payments, including (i) dividends or distributions in respect of any shares of Capital Stock of the Company or of any Restricted Subsidiary, (ii) purchases, redemptions, other acquisitions or retirements of Capital Stock of the Company, any Restricted Subsidiary or any Affiliate (other than a Wholly Owned Restricted Subsidiary), including options, warrants or other rights to acquire such Capital Stock, held by persons other than the Company or any Wholly Owned Restricted Subsidiary,
                (iii) voluntary or optional principal payments, repurchases, redemptions, defeasance, retirements or other acquisitions of any subordinated indebtedness of the Company or of any governmental indebtedness of Fabrene or (iv) Investments in any Person (other than the Permitted Investments).

SECTION 1013 .  Limitation on Transactions with Affiliates. This provision currently restricts the ability of the Company and its Subsidiaries to engage in certain transactions with Affiliates.

SECTION 1014 .  Limitation on Certain Subordinated Indebtedness. This
                provision restricts the ability of the Company or any Guarantor to incur certain subordinated indebtedness.

SECTION 1015 .  Limitation on Liens. This provision currently restricts the ability of the Company and its Restricted Subsidiaries to create, incur, affirm or suffer to exist any Lien upon any of its property or assets without taking certain actions.

SECTION 1018 .  Limitation on Restricted Subsidiary Capital Stock. This
                provision currently restricts the Company from permitting (i) any Restricted Subsidiary of the Company directly to issue any Capital Stock except to the Company or a Wholly Owned Restricted Subsidiary or in certain situations where such Capital Stock is issued prior to the issuer's becoming or merging with a Restricted Subsidiary, or (ii) Preferred Stock of any Restricted Subsidiary to remain outstanding.

SECTION 1019 . Limitation on Dividends and Other Payment Restrictions
                Affecting Restricted Subsidiaries. This provision currently restricts the Company and its Restricted Subsidiaries from permitting to exist certain encumbrances or restrictions on the ability of any Restricted Subsidiary of the Company to (i) pay dividends or make any other distributions on its Capital Stock, (ii) pay any Indebtedness owed to the Company or a Restricted Subsidiary of the Company, (iii) make any investment in the Company or a Restricted Subsidiary of the Company or (iv) transfer any of its properties or assets to the Company or any Restricted Subsidiary, except in certain circumstances.

  Deletion of Definitions. The Proposed Amendments would delete definitions from the Indenture when all references to such definitions would be eliminated as a result of the foregoing.

  The Proposed Amendments with respect to the Indenture constitute a single proposal and a consenting Holder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to certain of the Proposed Amendments.

  The Supplemental Indenture relating to the Indenture will be executed by the Company and the Trustee at or promptly after the Consent Expiration Date, but the modification or elimination of the covenants set forth in the Supplemental Indenture will not become operative unless and until the Notes are accepted for purchase by the Company pursuant to the Offer, which is expected to occur promptly after the Tender Offer Expiration Date. If the Requisite Consents are not obtained with respect to the Notes on or prior to the Consent Expiration Date, no Supplemental Indenture relating to the Indenture will be executed or become operative.

  IF THE PROPOSED AMENDMENTS ARE ADOPTED AND THE OFFER IS CONSUMMATED, NOTES THAT ARE NOT TENDERED, OR THAT ARE NOT ACCEPTED FOR PURCHASE PURSUANT TO THE OFFER, WILL REMAIN OUTSTANDING, BUT WILL BE SUBJECT TO THE TERMS OF THE INDENTURE AS MODIFIED BY THE SUPPLEMENTAL INDENTURE.

  Pursuant to the terms of the Indenture, the Proposed Amendments to the Indenture require the written consent of the Holders of not less than a majority in aggregate principal amount of the then outstanding Notes issued pursuant to the Indenture, excluding for such purposes any Notes owned at the time by the Company or any of its affiliates (the "Requisite Consents").

  The valid tender by a Holder of Notes pursuant to the Offer on or prior to the Consent Expiration Date will be deemed to constitute the giving of a Consent by such Holder to the Proposed Amendments with respect to such Notes. The Company is not soliciting and will not accept Consents from Holders who are not tendering their Notes pursuant to the Offer.

6.ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES; ACCEPTANCE OF CONSENTS.

  Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Company will purchase, by accepting for payment, and will pay for, all Notes validly tendered (and not withdrawn) pursuant to the Offer on or prior to the Tender Offer Expiration Date, such payment to be made by the deposit of the Tender Offer Consideration and Consent Payment, as applicable, in immediately available funds by the Company on the Payment Date with the Depositary. The Depositary will act as agent for tendering Holders for the purpose of receiving payment from the Company and transmitting such payment to tendering Holders. Under no circumstances will interest on the Tender Offer Consideration and the Consent Payment, as applicable, be paid by the Company by reason of any delay on behalf of the Depositary in making such payment.

  The Company expressly reserves the right, in its sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for payment of or payment for Notes in order to comply, in whole or in part, with any applicable law. See Item 9, "Conditions to the Offer." In all cases, payment by the Depositary to Holders of the Tender Offer Consideration for Notes accepted for purchase pursuant to the Offer or Consent Payments for Consents delivered on or prior to the Consent Expiration Date will be made only after timely receipt by the Depositary of (i) certificates representing such Notes or timely confirmation of a book-entry transfer of such Notes into the Depositary's account at DTC pursuant to the procedures set forth under Item 7, "Procedures for Tendering Notes and Delivering Consents," (ii) a properly completed and duly executed Consent and Letter of Transmittal (or manually signed facsimile thereof) and (iii) any other documents required by the Consent and Letter of Transmittal, as applicable.

  For purposes of the Offer, validly tendered Notes (or defectively tendered Notes for which the Company has waived such defect) will be deemed to have been accepted for payment by the Company if, as and when the Company gives oral or written notice thereof to the Depositary. For purposes of the Solicitation, Consents delivered to the Depositary will be deemed to have been accepted by the Company if, as and when (a) the Company and the Trustee execute the Supplemental Indenture promptly after the Consent Expiration Date, and (b) the Company has accepted the Notes for purchase pursuant to the Offer.

  If any tendered Notes are not purchased pursuant to the Offer for any reason, or certificates are submitted evidencing more Notes than are tendered, such Notes not purchased will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered) unless otherwise requested by such Holder under "Special Delivery Instructions" in the Consent and Letter of Transmittal, promptly following the Tender Offer Expiration Date or termination of the Offer.

  The Company reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates, the right to purchase Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer or prejudice the rights of tendering Holders to receive the Tender Offer Consideration or Consent Payments, as applicable, pursuant to the Offer and Solicitation.

  It is a condition precedent to the Company's obligation to purchase Notes pursuant to the Offer that, among other conditions, the Supplemental Indenture relating to the Indenture will have been executed. It is a condition subsequent to the effectiveness of the Proposed Amendments contained in the Supplemental Indenture that the Company accept for payment all Notes validly tendered (and not withdrawn) pursuant to the Offer (in which event, the Company will be obligated to promptly pay the Tender Offer Consideration or the Total Consideration, as applicable, for the Notes so accepted). See Item 9, "Conditions to the Offer."

7.PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS.

  HOLDERS WILL NOT BE ENTITLED TO RECEIVE THE TOTAL CONSIDERATION UNLESS THEY BOTH TENDER THEIR NOTES PURSUANT TO THE OFFER AND DELIVER CONSENTS TO THE PROPOSED AMENDMENTS WITH RESPECT TO SUCH NOTES ON OR PRIOR TO THE CONSENT EXPIRATION DATE. THE TENDER OF NOTES PURSUANT TO THE OFFER AND IN ACCORDANCE WITH THE PROCEDURES DESCRIBED BELOW WILL CONSTITUTE (I) A TENDER OF THE NOTES AND (II) THE DELIVERY OF A CONSENT BY SUCH HOLDER WITH RESPECT TO SUCH NOTES (IF SUCH TENDER IS ON OR PRIOR TO THE CONSENT EXPIRATION DATE). ON OR PRIOR TO THE CONSENT EXPIRATION DATE, THE COMPANY IS NOT SOLICITING AND WILL NOT ACCEPT CONSENTS TO THE PROPOSED AMENDMENTS FROM HOLDERS WHO ARE NOT TENDERING THEIR NOTES PURSUANT TO THE OFFER. HOLDERS WHO TENDER AFTER THE CONSENT EXPIRATION DATE WILL RECEIVE ONLY THE TENDER OFFER CONSIDERATION.

  THE METHOD OF DELIVERY OF NOTES AND CONSENTS AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSON TENDERING NOTES AND DELIVERING CONSENTS AND LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE CONSENT AND LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE CONSENT EXPIRATION DATE OR TENDER OFFER EXPIRATION DATE, AS APPLICABLE, TO PERMIT DELIVERY TO THE DEPOSITARY ON OR PRIOR TO SUCH DATE.

  Tender of and Consent for Notes. The tender by a Holder of Notes and delivery of Consents (and subsequent acceptance of such tender by the Company) pursuant to one of the procedures set forth below will constitute a binding agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Consent and Letter of Transmittal.

  Only registered Holders are authorized to tender their Notes and deliver their Consent to the Proposed Amendments. The procedures by which Notes may be tendered and Consents given by beneficial owners who are not registered Holders will depend upon the manner in which the Notes are held.

  Tender of Notes Held in Physical Form. To effectively tender Notes held in physical form (and deliver the related Consents), a properly completed Consent and Letter of Transmittal (or a manually signed facsimile thereof) duly executed by the Holder thereof, and any other documents required by the Consent and Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Statement on or prior to the Consent Expiration Date or the Tender Offer Expiration Date, as applicable. A tender of Notes may also be effected through the deposit of Notes with DTC and making book-entry delivery as described below;

however, a completed and executed Consent and Letter of Transmittal is still required to effectuate the valid delivery of related Consents with respect to such Notes. After the Consent Expiration Date, a tendering Holder may comply with the guaranteed delivery procedure set forth below if, such Holder is unable to tender Notes on or prior to the Tender Offer Expiration Date. The guaranteed delivery procedure set forth below may not be used to tender Notes or deliver Consents on or prior to the Consent Expiration Date. In order to receive both the Consent Payment and the Tender Offer Consideration, the Notes and the Consent and Letter of Transmittal must be received by the Depositary on or prior to the Consent Expiration Date. Consents and Letters of Transmittal and Notes should be sent only to the Depositary and should not be sent to the Company, the Information Agent, the Dealer Manager or the Trustee.

  Tender of Notes Held Through DTC. To effectively tender Notes (and deliver the related Consents) that are held through DTC, DTC participants should either (i) properly complete and duly execute the Consent and Letter of Transmittal (or a manually signed facsimile thereof), together with any other documents required by the Consent and Letter of Transmittal, and mail or deliver the Consent and Letter of Transmittal and such other documents to the Depositary, or (ii) electronically transmit their acceptance through ATOP (and thereby tender Notes), for which the transaction will be eligible, followed by a properly completed and duly executed Consent and Letter of Transmittal delivered to the Depositary to effectuate the delivery of the related Consent. Upon receipt of such Holder's acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent's Message (as defined below) to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below but such guaranteed delivery procedures may only be used for tenders of Notes after the Consent Expiration Date.

  Except as provided below, unless the Notes being tendered are deposited with the Depositary on or prior to the Consent Expiration Date or on or prior to the Tender Offer Expiration Date, as the case may be (accompanied by a properly completed and duly executed Consent and Letter of Transmittal or a properly transmitted Agent's Message), the Company may, at its option, treat such tender as defective for purposes of the right to receive the Total Consideration or Tender Offer Consideration, as applicable. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.

  Book-Entry Delivery Procedures. The Depositary will establish accounts with respect to the Notes at DTC for purposes of the Offer within two business days after the date of this Statement, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer into the Depositary's account at DTC, the Consent and Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the back cover of this Statement on or prior to the Consent Expiration Date or the Tender Offer Expiration Date, as the case may be, in connection with the tender of such Notes. Holders tendering on or prior to the Consent Expiration Date must also consent to the Proposed Amendments by completing, executing and timely delivering the Consent and Letter of Transmittal (or a manually signed facsimile thereof) to the Depositary. Holders tendering after the Consent Expiration Date but on or prior to the Tender Offer Expiration Date may validly tender Notes by complying with the guaranteed delivery procedure described below. Holders who tender Notes after the Consent Expiration Date will only receive the Tender Offer Consideration and will not be entitled to the Consent Payment. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

  The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes and that such participants have received the Consent and Letter of Transmittal and agree to be bound by the terms of the Consent and Letter of Transmittal and the Company may enforce such agreement against such participants.

  In order to validly deliver a Consent with respect to Notes transferred pursuant to ATOP, a DTC participant using ATOP must also properly complete and duly execute the Consent and Letter of Transmittal and deliver it to the Depositary. Pursuant to authority granted by DTC, any DTC participant which has Notes credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly provide a Consent to the Proposed Amendments as though it were the registered Holder by so completing, executing and delivering the Consent and Letter of Transmittal.

  Signature Guarantees. Signatures on all Consents and Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each a "Medallion Signature Guarantor"), unless the Notes tendered and Consents delivered thereby are tendered and delivered (i) by a registered Holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Consent and Letter of Transmittal, or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). See Instruction 1 of the Consent and Letter of Transmittal. If the Notes are registered in the name of a person other than the signer of the Consent and Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered Holder, then the signature on the Consent and Letter of Transmittal accompanying the tendered Notes must be Guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 5 of the Consent and Letter of Transmittal.

  Guaranteed Delivery. If a registered Holder desires to tender Notes pursuant to the Offer after the Consent Expiration Date and (a) certificates representing such Notes are not immediately available, (b) time will not permit such Holder's Consent and Letter of Transmittal, certificates representing such Notes and all other required documents to reach the Depositary on or prior to the Tender Offer Expiration Date, or (c) the procedures for book-entry transfer (including delivery of an Agent's Message) cannot be completed on or prior to the Tender Offer Expiration Date, such Holder may nevertheless tender such Notes with the effect that such tender will be deemed to have been received on or prior to the Tender Offer Expiration Date if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company herewith, or an Agent's Message with respect to guaranteed delivery that is accepted by the Company, is received by the Depositary on or prior to the Tender Offer Expiration Date as provided below; and

    (iii) the certificates for the tendered Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Notes into the Depositary's account at DTC as described above), together with a Consent and Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed, with any signature guarantees and any other documents required by the Consent and Letter of Transmittal or a properly transmitted Agent's Message, are received by the Depositary within two business days after the date of execution of the Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be sent by hand delivery, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE COMPANY BY REASON OF ANY DELAY IN MAKING PAYMENT TO ANY PERSON USING THE GUARANTEED DELIVERY PROCEDURES. THE TENDER OFFER CONSIDERATION FOR NOTES TENDERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES WILL BE THE SAME AS FOR NOTES DELIVERED TO THE DEPOSITARY AFTER THE CONSENT EXPIRATION DATE AND ON OR PRIOR TO THE TENDER OFFER EXPIRATION DATE, EVEN IF THE NOTES TO BE DELIVERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES ARE NOT SO DELIVERED TO

THE DEPOSITARY, AND THEREFORE PAYMENT BY THE DEPOSITARY ON ACCOUNT OF SUCH NOTES IS NOT MADE, UNTIL AFTER THE PAYMENT DATE. HOLDERS SHOULD BE AWARE THAT, ON OR PRIOR TO THE CONSENT EXPIRATION DATE, TENDERS OF NOTES AND THE RELATED CONSENTS CANNOT BE DELIVERED USING THE GUARANTEED DELIVERY PROCESS AND THAT USE OF THE GUARANTEED DELIVERY PROCESS COULD RESULT IN A TENDER OF NOTES AND THE RELATED CONSENT BEING DEFECTIVE.

  Holders who tender Notes after the Consent Expiration Date will only receive the Tender Offer Consideration and will not be entitled to the Consent Payment. Notwithstanding any other provision hereof, payment of the Tender Offer Consideration for Notes tendered and accepted for payment pursuant to the Offer will, in all cases, be made only after receipt by the Depositary of the tendered Notes (or Book-Entry Confirmation of the transfer of such Notes into the Depositary's account at DTC as described above), and a Consent and Letter of Transmittal (or manually signed facsimile thereof) with respect to such Notes, properly completed and duly executed, with any signature guarantees and any other documents required by the Consent and Letter of Transmittal, or a properly transmitted Agent's Message.

  Backup U.S. Federal Income Tax Withholding. To prevent backup U.S. federal income tax withholding, each tendering Holder of Notes must provide the Depositary with such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup U.S. federal income tax withholding by completing the Substitute Form W-9 included in the Consent and Letter of Transmittal. See Item 10, "Certain U.S. Federal Income Tax Consequences."

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes or delivery of Consents pursuant to any of the procedures described above will be determined by the Company in the Company's sole discretion (whose determination shall be final and binding). The Company expressly reserves the absolute right, in its sole discretion, subject to applicable law, to reject any or all tenders of any Notes or delivery of Consents determined by it not to be in proper form or, in the case of Notes, if the acceptance for payment of, or payment for, such Notes may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right, in its sole discretion, subject to applicable law, to waive or amend any of the conditions of the Offer or the Solicitation or to waive any defect or irregularity in any tender with respect to Notes or delivery of Consents of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. The Company's interpretation of the terms and conditions of the Offer and Solicitation (including the Consent and Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Company, the Depositary, the Dealer Manager, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If the Company waives its right to reject a defective tender of Notes, the Holder will be entitled to the Tender Offer Consideration and, if applicable, the Consent Payment.

8.WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS.

  Tenders of Notes may be withdrawn at any time prior to the Tender Offer Expiration Date. Consents may only be revoked at any time on or prior to the Consent Expiration Date. A valid withdrawal of tendered Notes effected on or prior to the Consent Expiration Date will constitute the concurrent valid revocation of such Holder's related Consent. Consents may not be revoked after the Consent Expiration Date except in the limited circumstances described below. In order for a Holder to revoke a Consent, such Holder must withdraw the related tendered Notes. Tenders of Notes may be validly withdrawn if the Offer is terminated without any Notes being purchased thereunder. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder and the Supplemental Indenture will not become operative. If the Solicitation is amended on or prior to the Consent Expiration Date in a manner determined by the Company to constitute a material adverse change to the Holders of the Notes, the Company promptly will disclose such amendment and, if necessary, extend the Solicitation for such Notes for a period deemed by the Company to be adequate to permit Holders of the Notes to withdraw their Notes and revoke their Consents. In addition, if the consideration to be paid in the Offer is increased or decreased or the principal amount of Notes subject to the

Offer is decreased, the Offer will remain open at least 10 business days from the date the Company first gives notice to Holders, by public announcement or otherwise, of such increase or decrease.

  For a withdrawal of tendered Notes (and the concurrent revocation of the related Consents, as the case may be) to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary on or prior to the Tender Offer Expiration Date (or Consent Expiration Date, in the case of a concurrent revocation of Consents) at its address set forth on the back cover of this Statement. Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) contain the description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes, and (iii) be signed by the Holder of such Notes in the same manner as the original signature on the Consent and Letter of Transmittal by which such Notes were tendered (including any required signature Guarantees), or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (y) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such Holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of such withdrawal even if physical release is not yet effected.

  Any valid revocation of Consents will automatically render the prior tender of the Notes to which such Consents relate defective and the Company will have the right, which it may waive, to reject such tender as invalid. Any permitted withdrawal of Notes and revocation of Consents may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered and any Consents revoked will be deemed not validly delivered for purposes of the Offer; provided, however, that withdrawn Notes may be re-tendered and revoked Consents may be re-delivered by again following one of the appropriate procedures described herein at any time on or prior to the Consent Expiration Date. After the Consent Expiration Date, Consents may not be revoked, except in the limited circumstances described above.

  If the Company extends the Offer or is delayed in its acceptance for purchase of Notes or is unable to purchase Notes pursuant to the Offer for any reason, then, without prejudice to the Company's rights hereunder, tendered Notes may be retained by the Depositary on behalf of the Company and may not be withdrawn (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer), except as otherwise provided in this section.

  ALL QUESTIONS AS TO THE VALIDITY, FORM AND ELIGIBILITY (INCLUDING TIME OF RECEIPT) OF NOTICES OF WITHDRAWAL AND REVOCATION OF CONSENTS WILL BE DETERMINED BY THE COMPANY, IN THE COMPANY'S SOLE DISCRETION (WHOSE DETERMINATION SHALL BE FINAL AND BINDING). NEITHER THE COMPANY, THE DEPOSITARY, THE DEALER MANAGER, THE INFORMATION AGENT, THE TRUSTEE OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR REVOCATION OF CONSENTS, OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

9.CONDITIONS TO THE OFFER.

  Notwithstanding any other provisions of the Offer and the Solicitation and in addition to (and not in limitation of) the Company's rights to extend and/or amend the Offer and the Solicitation, the Company shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, or payment for, any tendered Notes, in each event subject to Rule 14e-1(c) under the Exchange Act, and may terminate the Offer and the Solicitation, if the Supplemental Indenture Condition, the Bank Condition, the Financing Condition or the General Conditions shall not have been satisfied.

  The "Supplemental Indenture Condition" shall mean receipt of the Requisite Consents with respect to the Proposed Amendments and the execution of the Supplemental Indenture providing for the Proposed Amendments.

  The "Bank Condition" shall mean the reaching of an agreement by and among the Company and the applicable banks (on terms and conditions satisfactory to the Company in its sole discretion) as to the amendment and restatement of the Credit Agreement (as defined below) (i) permitting borrowing under the Credit Agreement of up to $325 million from time to time and (ii) allowing the purchase of the Notes pursuant to the Offer, the payment of the Consent Payments, and the amendment of the Indenture pursuant to the Solicitation. Although the Company has already requested such amendment and restatement of the Credit Agreement, there can be no assurances that the Bank Condition will be satisfied on or prior to the Tender Offer Expiration Date. "Credit Agreement" shall mean the Credit Agreement dated as of May 15, 1996, among the Company, various financial institutions, Chase Bank, as Administrative Agent, and Chemical Bank, as Operations Agent, as amended.

  The "Financing Condition" shall mean that, on the Tender Offer Expiration Date, the Company shall have available to it (on terms and conditions satisfactory to the Company in its sole discretion) all of the financing necessary for payment of that portion of the anticipated aggregate consideration payable for the Notes to be accepted and for the Consents duly delivered, which will be provided through the consummation of a private placement (the "Private Placement") and resale pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended, of at least $350 million principal amount of a new issue of Senior Subordinated Notes. Although the Company believes, based on its current financial condition, that the Financing Condition should be satisfied, there can be no assurances that the Financing Condition will in fact be satisfied on the Tender Offer Expiration Date.

  The "General Conditions" shall mean the conditions set forth below in paragraphs (i) through (v). The General Conditions shall be deemed to have been satisfied or waived unless any of the following conditions shall occur on or prior to the Tender Offer Expiration Date.

    (i) There shall have been instituted, threatened or be pending any action or proceeding (or there shall have been any material adverse development in any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer or the Solicitation that is, or is reasonably likely to be, in the sole judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or which would or might, in the sole judgment of the Company, prohibit, prevent, restrict or delay consummation of the Offer or the Solicitation;

    (ii) An order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Offer or the Solicitation or that is, or is reasonably likely to be, in the sole judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole;

    (iii) There shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Offer or the Solicitation;

    (iv) The Trustee under the Indenture shall have objected in any respect to, or taken action that could, in the sole judgment of the Company, adversely affect the consummation of the Offer or the Solicitation or the Company's ability to cause the Proposed Amendments to become operative or shall have taken any action that challenges the validity or effectiveness of the Supplemental Indenture or the procedures used by the Company in soliciting the Consents (including the form thereof) or in the making of the Offer or the Solicitation or the acceptance of, or payment for, the Notes or the Consents; or

    (v) There shall have occurred (1) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities in the United States securities or financial markets, (2) any significant adverse change in the price of the Notes or any publicly traded securities of the Company or any of its affiliates in the United States or other major European securities or financial markets, (3) a material impairment in the trading market for debt securities, (4) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets, (5) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of the Company, might affect the extension of credit by banks or other lending institutions, (6) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (7) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company, in its sole discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company, whether any other condition of the Offer and the Solicitation is also waived. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

10.CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

  The following is a general summary of the principal United States federal income tax consequences to a Holder of (i) the Offer and the Solicitation to Holders of Notes and (ii) the retention of Notes and the adoption of the Proposed Amendments. This summary is based upon current provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), applicable United States Treasury regulations promulgated thereunder, judicial authority and current Internal Revenue Service ("IRS") rulings and practice, all of which are subject to change, possibly on a retroactive basis. The tax treatment of a Holder of Notes may vary depending upon such Holder's particular situation, and certain Holders (including insurance companies, tax exempt organizations, financial institutions, brokers, dealers, nonresident aliens, foreign corporations, foreign partnerships or foreign estates or trusts) might be subject to special rules not discussed below. This discussion assumes that Notes are held as capital assets and is directed to Holders who are United States persons. As used herein, a "Holder" means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. No information is provided herein with respect to foreign, state or local tax laws or estate and gift tax considerations. Each Holder is urged to consult its own tax advisor regarding federal, state, local, foreign and any other tax consequences of tendering the Notes pursuant to the Offer or retaining the Notes, especially in light of the Holder's particular circumstances.

  This summary is based in part on certain recently finalized United States Treasury regulations addressing the United States federal income tax treatment of modifications of debt instruments (the "Regulations"). The Regulations are effective for modifications occurring on or after September 24, 1996 and may be relied upon for modifications occurring after December 2, 1992. Therefore, the Regulations will apply to the Offer and the Solicitation. No assurances can be given that the treatment described herein of the Proposed Amendments or the cash payments pursuant to the Offer will be accepted by the IRS or, if challenged, by a court.

  Sale of Notes Pursuant to the Offer. In general, a Holder who receives cash in exchange for Notes pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference between (i) the amount of cash received (other than cash attributable to accrued interest, which will be taxable as ordinary income) in exchange for such Notes, and (ii) such Holder's adjusted tax basis in such Notes at the time of the sale. A Holder's adjusted tax basis for Notes generally will be the price such Holder paid for the

Notes increased by original issue discount which was previously included in income by the Holder (including any original issue discount includible in the taxable year of the sale prior to the sale) and by market discount to the extent such market discount was previously included in income by the Holder (including any market discount included in the taxable year of the sale prior to the sale) and reduced (but not below zero) by amortized premium and any payments received by the Holder other than interest payments.

  If the Consent Payment is treated as a separate fee for consenting to the Proposed Amendments, it is possible that such amount would be taxable as ordinary income to the Holder (rather than as sales proceeds, discussed above).

  Any gain or loss recognized on a sale of a Note pursuant to the Offer should be capital gain or loss and will be long-term capital gain or loss if the Holder has held the Note for more than one year at the time of sale. A Holder who has acquired a Note with market discount generally will be required to treat a portion of any gain on a sale of the Note as ordinary income to the extent of the market discount accrued to the date of the disposition, less any accrued market discount previously reported as ordinary income.

  Retention of Notes; Adoption of Proposed Amendments. In the case of a Holder who does not tender its Notes pursuant to the Offer, the adoption of the Proposed Amendments should not cause a deemed exchange of the Notes under the Regulations because the Proposed Amendments should not constitute a significant modification to the terms of the Notes for federal income tax purposes. Alternatively, even if the Proposed Amendments were to cause a deemed exchange of the Notes for federal income tax purposes, a Holder who does not tender its Notes pursuant to the Offer should not recognize gain or loss on such deemed exchange since such deemed exchange should qualify as a tax-free recapitalization; provided, however, that to the extent that such Holder were deemed to receive new Notes with a principal amount in excess of the principal amount of the Notes surrendered, gain would be recognized to the extent of such excess. There can be no assurance, however, that the IRS will not take a contrary view. If an exchange were deemed to have occurred and such exchange did not qualify as a tax-free recapitalization, a Holder would recognize gain or loss on such exchange and would have a new holding period for the Notes. In the event that the adoption of the Proposed Amendments causes a deemed exchange and the issue price of the new Notes is less than their principal amount, the new Notes would generally have original issue discount and a Holder of such new Note would generally be required to include such original issue discount in income as it accrues (regardless of whether such Holder is a cash or accrual basis taxpayer).

  Backup Withholding and Information Reporting. In general, information reporting requirements will apply to the payment of the gross proceeds of the Offer to the Holders of Notes. Federal income tax law requires that a Holder whose tendered Notes are accepted for payment must provide the Depositary (as payor) with such Holder's correct taxpayer identification number ("TIN") which, in the case of a Holder who is an individual, is his or her social security number, and certain other information, or otherwise establish a basis for exemption from backup withholding. Exempt Holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and information reporting requirements.

  If the Depositary is not provided with the correct TIN or an adequate basis for exemption, the Holder may be subject to a penalty imposed by the IRS and the gross proceeds of the Offer paid to the Holder may be subject to a 31% backup withholding tax. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is provided to the IRS.

  To prevent backup withholding, each tendering Holder must complete the Substitute Form W-9 provided in the Consent and Letter of Transmittal and either (i) provide the Holder's correct TIN and certain other information under penalties of perjury or (ii) provide an adequate basis for exemption.

11.THE DEALER MANAGER, THE INFORMATION AGENT AND THE DEPOSITARY.

  Chase Securities Inc. has been engaged to act as Dealer Manager and Solicitation Agent in connection with the Offer and the Solicitation (the "Dealer Manager"). In such capacity, the Dealer Manager may contact

Holders of Notes regarding the Offer and the Solicitation and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Statement and related materials to beneficial owners of Notes.

  The Company has agreed to indemnify the Dealer Manager against certain liabilities, including certain liabilities under the federal securities laws. The Dealer Manager has provided in the past, and is currently providing other investment banking and financial advisory services to the Company.

  At any given time, the Dealer Manager may trade the Notes of the Company for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the Notes.

  Any Holder that has questions concerning the terms of the Offer or the Solicitation may contact the Dealer Manager at its address and telephone numbers set forth on the back cover of this Statement.

  MacKenzie Partners, Inc. has been appointed Information Agent (the "Information Agent") for the Offer and the Solicitation. Questions and requests for assistance or additional copies of this Statement, the Consent and Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Statement. Holders of Notes may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer and Solicitation.

  Harris Trust Company of New York has been appointed as Depositary (the "Depositary") for the Offer and the Solicitation. Consents and Letters of Transmittal and all correspondence in connection with the Offer and the Solicitation should be sent or delivered by each Holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the addresses and telephone number set forth on the back cover of this Statement. Any Holder or beneficial owner that has questions concerning the procedures for tendering Notes or whose Notes have been mutilated, lost, stolen or destroyed should contact the Depositary at the addresses and telephone number set forth on the back cover of this Statement.

12.FEES AND EXPENSES.

  The Company will pay the Dealer Manager, the Information Agent and the Depositary reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith. The Company will pay brokerage firms and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Statement and related materials to the beneficial owners of Notes.

13.SOURCE AND AMOUNT OF FUNDS.

  The total amount of funds required by the Company to pay the Total Consideration in connection with the Offer and the Solicitation is estimated to be approximately $112 million (assuming 100% of the outstanding principal amount of Notes is tendered and accepted for payment). Such funds will be obtained by the Company from the proceeds of the Private Placement. Consummation of the Offer and the Solicitation is subject to satisfaction of the Bank Condition and the Financing Condition, in addition to the Supplemental Indenture Condition and the General Conditions. See Item 9, "Conditions to the Offer."

14.MISCELLANEOUS.

  The Offer and the Solicitation are being made to all Holders of the Notes. The Company is not aware of any jurisdiction in which the making of the Offer and the Solicitation is not in compliance with applicable law. If the Company becomes aware of any jurisdiction in which the making of the Offer and the Solicitation would not be in compliance with applicable law, the Company will make a good faith effort to comply with any such law. If, after such good faith effort, the Company cannot comply with any such law, the Offer and the Solicitation will not be made to (nor will tenders of Notes and Consents be accepted from or on behalf of) the owners of Notes residing in such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of the Company not contained in this Statement or in the Consent and Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          POLYMER GROUP, INC.

June 5, 1997

                                  SCHEDULE I

YLD                  = The Tender Offer Yield equals the sum of the yield on
                       the 8 1/4% U.S. Treasury Note due July 15, 1998 (the "Reference Security"), as calculated by the Dealer Manager in accordance with standard market practice, based on the bid price for such Reference Security as of 2:00 p.m., New York City time, on the Price Determination Date, as displayed on the Bloomberg Government Pricing Monitor on "Page PX4" (the "Bloomberg Page") (or, if any relevant price is not available on a timely basis on the Bloomberg Page or is manifestly erroneous, such other recognized quotation source as the Dealer Manager shall select in its sole discretion), plus 75 basis points, expressed as a decimal number.

CPN                  = the contractual rate of interest payable on a Note
                       expressed as a decimal number.

N                    = the number of semi-annual interest payments, based on
                       the Earliest Redemption Date, from (but not including) the expected Payment Date to (and including) the Earliest Redemption Date.

S                    = the number of days from and including the semi-annual
                       interest payment date immediately preceding the expected Payment Date up to, but not including, the expected Payment Date. The number of days is computed using the 30/360 day-count method.

exp                  = Exponentiate. The term to the left of "exp" is raised
                       to the power indicated by the term to the right of "exp."

CP                   = $10 per $1,000 principal amount per Note, which is
                       equal to the Consent Payment.

RV                   = the assumed redemption amount, based on the Earliest
                       Redemption Date, for each Note per $1,000 principal amount of a Note (as rounded to the nearest one hundredth of one percent).

Total Consideration  = the Tender Offer Consideration plus the Consent Payment of a Note per $1,000 principal amount of a Note if tender is made on or prior to 5:00 p.m., New York City time, on the Consent Expiration Date. The Total Consideration is rounded to the nearest cent.

Tender Offer Consideration
                     = the applicable purchase price of a Note per $1,000
                       principal amount of a Note if tender is made after 5:00 p.m., New York City time, on the Consent Expiration Date. The Tender Consideration is rounded to the nearest cent.

Total Consideration  =

                                  N
            RV                +   S        $1,000 (CPN/2)         -  $1,000 (CPN/2)(S/180)
---------------------------          ---------------------------
(1 + YLD/2) exp (N - S/180)      k=1 (1 + YLD/2) exp (k - S/180)

Tender Offer Consideration
                     =
                                  N
            RV                +   S        $1,000 (CPN/2)         -  $1,000 (CPN/2)(S/180) - CP
---------------------------          ---------------------------
(1 + YLD/2) exp (N - S/180)      k=1 (1 + YLD/2) exp (k - S/180)

                                  SCHEDULE II

  This Schedule provides a hypothetical illustration of the Total
Consideration (i.e., Tender Offer Consideration plus Consent Payment) of the 12 1/4% Senior Notes due 2002 based on hypothetical data, and should, therefore, be used solely for the purpose of obtaining an understanding of the calculation of the Total Consideration, as quoted at hypothetical rates and times, and should not be used or relied upon for any other purpose:

                         12 1/4% SENIOR NOTES DUE 2002

Earliest Redemption Date=  July 15, 1998

Reference Security      =  8 1/4% U.S. Treasury Note due July 15, 1998 as
                           displayed on the Bloomberg Government Pricing
                           Monitor on "Page PX4"

Fixed Spread            =  0.75% (75 basis points)

EXAMPLE
Assumed Pricing Determination Date and Time
                        =  2:00 p.m., New York City time, on June 18, 1997

Assumed Payment Date    =  July 3, 1997

Assumed Reference Security Yield as of Assumed Price Determination Date and
Time
                        =  5.88%

Fixed Spread            =  0.75%

YLD                     =  .0663

CPN                     =  .1225

N                       =  3

S                       =  168

RV                      =  $1,061.25

CP                      =  $10.00

Total Consideration     =  $1,112.44

                                      N
           $1,061.25              +   S         $1,000 (.1225/2)          -  $1,000 (.1225/2)(168/180)
-------------------------------          -------------------------------
(1 + .0663/2) exp (3 - 168/180)      k=1 (1 + .0663/2) exp (k - 168/180)

Tender Offer Consideration
                        =  $1,102.44
                                      N
           $1,061.25              +   S         $1,000 (.1225/2)          -  $1,000 (.1225/2)(168/180) - $10.00
-------------------------------          -------------------------------
(1 + .0663/2) exp (3 - 168/180)      k=1 (1 + .0663/2) exp (k - 168/180)

             The Depositary for the Offer and the Solicitation is:

                       HARRIS TRUST COMPANY OF NEW YORK

         By Mail:           By Overnight Courier:            By Hand:
 Wall Street Station P.O.    77 Water Street, 4th    Receive Window 77 Water
  Box 1023 New York, NY    Floor New York, NY 10005Street, 5th Floor New York,
  10268-1023 Attention:   Attention: Reorganization    NY 10005 Attention:
   Reorganization Dept.             Dept.              Reorganization Dept.

                          By Facsimile Transmission:
                       (for Eligible Institutions Only)
                            (212) 701-7636 or 7637

                   For Information Telephone (call collect):
                                (212) 701-7624

  Any questions or requests for assistance or additional copies of this Statement, the Consent and Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address listed below. A Holder may also contact the Dealer Manager at its telephone number set forth below or such Holder's broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer and the Solicitation.

         The Information Agent for the Offer and the Solicitation is:


                                     LOGO
                               156 Fifth Avenue
                                   9th Floor
                           New York, New York 10010
                           (212) 929-5500 (collect)
                           Toll Free: (800) 322-2885

      The Dealer Manager for the Offer and the Solicitation Agent for the
                               Solicitation is:

                             CHASE SECURITIES INC.

                          270 Park Avenue, 4th Floor
                           New York, New York 10017
                            Attention: Robert Berk
                      Telephone: (212) 270-1100 (collect)